SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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                             Detection Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
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                   (Name of Person(s) Filing Proxy Statement)

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                               [Ultrak Letterhead]

                                                                 October 6, 2000

Dear Fellow Detection Systems Shareholder:

      Now that Detection Systems has finally set a date for the belated 2000 Annual Meeting of Shareholders, we are writing to emphasize the importance of the upcoming election of directors, to set forth our goals in seeking control of the Detection Systems board and to pass on our observations on recent actions by the incumbent management and board of directors.

Management Has Been Forced to Set a Meeting Date

      The last shareholder meeting was held on August 12, 1999. August 2000 came and went without Detection Systems' having held or even called the 2000 Annual Meeting of Shareholders. On September 13, 2000, Ultrak issued a press release advising that the Detection Systems board was required under New York law to call a shareholder meeting for the election of directors and that, as permitted under New York law, if the board failed to call a meeting by September 26, 2000, Ultrak would formally demand that the meeting be called and would set the date of the meeting.

Management's Highly Unusual Response

      On the last day possible to avoid Ultrak's exercising its statutory rights, Detection Systems announced that the 2000 Annual Meeting of Shareholders would be held on December 19, 2000, with a record date of December 1, 2000. Apart from the long delay before holding the meeting, Detection Systems has set an extraordinarily short 18-day solicitation period between the record date and the meeting date. To put this in perspective, for the last 5 annual meetings Detection Systems has set solicitation periods ranging from 38 days in 1998 to 49 days in 1995. Last year's annual meeting had a 43-day solicitation period.

      What does this mean for Detection Systems shareholders?

            o Materials sent to holders of record as of December 1, 2000 are unlikely to reach beneficial owners who hold through banks and brokerage firms until sometime during the week of Monday, December 11, and many sets of proxy materials are unlikely to be received before the end of that week.

            o With the meeting held on Tuesday, December 19, many shareholders who want their votes counted at the Annual Meeting may have to make their decisions and return their materials almost immediately, and some shareholders may not even be able to have their votes counted.

            o Ultrak believes that Detection Systems has called a meeting -- which it was forced to do -- in such a way that it will be difficult to have a quorum present. If a quorum (a majority of the outstanding shares as of December 1) is not present at the meeting on December 19, it will not be possible to elect directors on the day management has chosen for that purpose.


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Given the long period between now and the scheduled meeting date, Detection
Systems shareholders should ask themselves why management saw fit to set such a late record date and to risk disenfranchising the owners of the company.

Management Has Given In On Its Golden Parachute Agreements!

      Ultrak has strongly criticized management for entering into golden parachute agreements with two top executives that provide disproportionate change-in-control benefits in relation to the size of the company. In fact, Ultrak thought these contracts were so bad for shareholders that it brought suit in federal court, for the benefit of all Detection Systems shareholders, to invalidate these contracts for this very reason.

      Less than 24 hours before oral arguments were to be held in front of the federal court on Detection Systems' motion to dismiss Ultrak's lawsuit, Detection Systems announced to the world that the golden parachute agreements had been amended and sent a letter to the court arguing that this "very recent development" rendered Ultrak's lawsuit "moot."

      As of the close of business on September 26, 2000, the day before the revised golden parachute agreements were signed, and based on calculations included in Ultrak's August 15, 2000 proxy materials for the 2000 Annual Meeting, the following table summarizes the aggregate economic changes to the golden parachute provisions for Messrs. Kostusiak and Lederer, Detection Systems' top two officers and two of the five members of its board of directors:

                                  Old Golden           Revised Golden
                             Parachute Agreements   Parachute Agreements

                             -------------------------------------------
Potential Golden Parachute
                  Payments       $ 7.9 million          $2.9 million
                             -------------------------------------------
        Payments as a % of
      Company Market Value        13.8%                  5.0%
                             -------------------------------------------
      Potential Savings to
              Shareholders          --                  $5.0 million
                             -------------------------------------------

Because the goal of Ultrak's lawsuit has been achieved, on October 2, 2000, Ultrak informed the federal court that it intends to submit papers to the court seeking approval of a voluntary dismissal of the case.

Why You Should Vote for Ultrak's Nominees at the 2000 Annual Meeting

      In July 2000, the incumbent management of Detection Systems' announced that the 2000 Annual Meeting of Shareholders would be delayed because management was talking with financial advisors "to more fully explore the Company's strategic alternatives for resolving this proxy contest." In August 2000, all management was willing or able to report to shareholders


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was that it had "retained the investment banking firm of FleetBoston Robertson
Stephens to explore a wide range of strategic alternatives designed to enhance shareholder value."

      We have nominated three candidates for election as directors at the 2000 Annual Meeting of Shareholders. At that meeting, five directors are to be elected, so our nominees would constitute a majority of the Detection Systems board of directors if elected. Our nominees are independent of Ultrak, and are committed to hiring an investment banking firm to actively explore a sale of Detection Systems or any alternative that might produce even greater shareholder value.

      Despite the Company's apparent recent conversion to the program that Ultrak has long advocated, Ultrak believes that its fellow Detection Systems shareholders will be better served by electing the Ultrak Nominees than by re-electing a board that has for so long resisted these steps. Ultrak believes that the board's actions in setting the record and meeting dates for the 2000 Annual Meeting and in implementing and then dragging its feet in amending managements' golden parachute agreements speak volumes. The Ultrak Nominees are prepared to act quickly and decisively to pursue our proposed agenda.

      We need your support to elect directors who are committed to maximizing shareholder value. If elected, our nominees will seek to cause the board of directors of Detection Systems to retain an investment banking firm, which would be charged with implementing a sale of the Company or any strategic alternative that would provide greater value to shareholders. There can be no assurance, of course, that if elected, Ultrak's nominees will be able to effect a sale of the Company or an alternative that might produce even greater shareholder value or, if any such transaction occurs, as to the shareholder value that will be realized therein.

                               Sincerely yours,


                               George K. Broady
                               Chairman of the Board and Chief Executive Officer Ultrak, Inc.

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If you have any questions about the upcoming election of directors or Ultrak's goals in supporting the Ultrak Nominees, I encourage you to call me at (972) 353-6650 or to email me at george.broady@ultrak.com with a number where you may be reached.

You may also contact our proxy firm, Georgeson Shareholder Communications Inc., at (800) 223-2064.
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